April 20, 2009

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Sinclair Broadcast Group, Inc.  The annual meeting on June 4, 2009 will be held at Sinclair’s corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m., local time.

Enclosed with this letter is a notice of the annual meeting of shareholders, a proxy statement, a proxy card and a return envelope.  Also enclosed with this letter is Sinclair Broadcast Group, Inc.’s Annual Report to shareholders for the year ended December 31, 2008.

Your vote on these matters is very important.  We urge you to review carefully the enclosed materials and to return your proxy promptly. The proxy materials are also available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141.

You are cordially invited to attend the annual meeting and you may vote in person even though you have returned your proxy card.  Whether or not you plan to attend the annual meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope.

Sincerely,

David D. Smith
Chairman of the Board
and Chief Executive Officer

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance at the meeting to our shareholders of record as of March 4, 2009.  Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m.  Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 4, 2009 (record date).  Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT—Please execute and return the enclosed proxy card promptly, whether or not you plan to attend the

Sinclair Broadcast Group, Inc. annual meeting.

SINCLAIR BROADCAST GROUP, INC.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on June 4, 2009.

The proxy statement and 2008 annual report to shareholders are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141.

Dear Shareholders:

The annual meeting of Sinclair Broadcast Group, Inc. will be held on June 4, 2009 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time to consider and vote upon:

1.     The election of eight directors, each for a one-year term;

2.     The ratification of the appointment of PricewaterhouseCoopers, LLP as the independent registered public accounting firm of Sinclair for the year ending December 31, 2009;

3.     Any other matters as may properly come before the annual meeting.

The Board of Directors recommends that the shareholders vote to elect the Board’s nominees for director and to ratify the appointment of PricewaterhouseCoopers, LLP.

You will be able to vote your shares at the annual meeting if you were a shareholder of record at the close of business on March 4, 2009.  Your vote at the annual meeting is very important to us.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 20, 2009

INFORMATION ABOUT THE 2009 ANNUAL MEETING AND VOTING

The Annual Meeting

The annual meeting will be held on June 4, 2009 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This Proxy Solicitation

On or about April 20, 2009, we began mailing this proxy statement to people who, according to our records, owned common shares or beneficial interests in us as of the close of business on March 4, 2009.  We are sending you this proxy statement because our Board of Directors is seeking a proxy to vote your shares at the annual meeting.  This proxy statement is intended to assist you in deciding how to vote your shares.  Proxy materials are also available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141.

We are paying the cost of soliciting these proxies.  Our directors, officers and employees may request proxies in person or by telephone, mail, or letter.  We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.

Voting Your Shares

The Securities and Exchange Commission (SEC) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials to shareowners in lieu of a paper copy of the proxy statement and the Company’s Annual Report to Shareholders.

Shareholders of Record.  You may vote your shares at the annual meeting either in person or by proxy.  To vote in person, you must attend the annual meeting and obtain and submit a ballot.  Ballots for registered shareholders to vote in person will be available at the annual meeting.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

If you complete the proxy card, except for the voting instructions, then your shares will be voted FOR each of the director nominees identified on the proxy card and FOR ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2009.

We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If a shareholder or we properly present any other proposal at the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

Your proxy card will be valid only if you sign, date and return it in time for it to be received by us before the annual meeting scheduled to be held on June 4, 2009.

Beneficial Owners.  Most of our stockholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name (which is often referred to as “street name”). In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials including a notice enabling you to receive proxy material through the mail are being forwarded to you by your broker, bank, trustee or nominee. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards. If you are a beneficial owner of shares, you cannot vote in person at the annual meeting unless you have a proper power of attorney from your broker.  Votes directed through such a broker must be received by us before the annual meeting.

 If you hold your shares in street name with a broker and you do not tell your broker how to vote, your broker has the authority to vote on proposals 1 and 2.  Abstentions and broker non-votes (where a broker or nominee is not permitted to exercise discretionary authority to vote on a matter and has not received voting instructions from the beneficial owner) are not counted as votes cast on any matter to which they relate and will not affect the outcome of any proposal being voted on at the annual meeting, but are counted in determining the presence of a quorum.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before it is voted at the annual meeting. You may revoke your proxy by any one of three ways:

•      you may notify our Secretary in writing that you wish to revoke your proxy, at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland, 21030, Attention: J. Duncan Smith, Vice President and Secretary.  We must receive your notice before the time of the annual meeting;

•      you may submit a proxy dated later than your original proxy; or

•      you may attend the annual meeting and vote.  Merely attending the annual meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy and in the case of shares held in street name you must obtain a proper power of attorney from your broker to vote your shares.

Vote Required for Approval

Shares Entitled to Vote. On March 4, 2009 (the record date), the following shares were issued and outstanding and had the votes indicated:

•      46,376,653 shares of Class A Common Stock, each of which is entitled to one vote on each of the proposals, and

•      34,453,859 shares of Class B Common Stock, each of which is entitled to ten votes on each of the proposals

Quorum.  A majority of the outstanding shares of common stock entitled to vote, or a “quorum,” must be present at the annual meeting in order to transact business. A quorum will be present if 195,457,623 votes are represented at the annual meeting, either in person (by the shareholders) or by proxy. If a quorum is not present, a vote cannot occur.  In deciding whether a quorum is present, abstentions and broker non-votes will be counted as shares that are represented at the annual meeting.

Votes Required.  The votes required on each of the proposals are as follows:

Proposal 1: Election of Eight Directors

The eight nominees for director who receive the most votes will be elected. This is called a “plurality.” If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the Audit Committee’s selection of the independent registered public accounting firm. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Additional Information

We are mailing our annual report to registered shareholders for the year ended December 31, 2008, including consolidated financial statements, to all shareholders entitled to vote at the annual meeting together with this proxy statement.  The annual report does not constitute a part of the proxy solicitation material.  Proxy materials are also available to registered shareholders at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141 and to beneficial owners at www.proxyvote.com. The annual report includes details on how to get additional information about us.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election to the Board of Directors are:

David D. Smith

Frederick G. Smith

J. Duncan Smith

Robert E. Smith

Daniel C. Keith

Martin R. Leader

Lawrence E. McCanna

Basil A. Thomas

Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified.  Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected.  More detailed information about each of the nominees is available in the section of this proxy statement titled Directors, Executive Officers and Key Employees.

If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees.  If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees.  Alternatively, the Board of Directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

The Amended and Restated Certificate of Incorporation provides that our business shall be managed by a Board of Directors of not less than three and not more than thirteen directors with the number of directors to be fixed by the Board of Directors from time to time.  The Board of Directors has presently established the size of the Board at eight members. Proxies for the annual meeting may not be voted for more than eight nominees.

Messrs. David, Duncan and Robert Smith and Dr. Frederick Smith (collectively, the controlling shareholders) are brothers and have entered into a shareholders agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until June 13, 2015.  The controlling shareholders own collectively 86.8% of the total voting power.

The Board of Directors recommends a vote FOR each of the nominees to the Board of Directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has sole responsibility for the selection of our independent registered public accounting firm and has appointed PricewaterhouseCoopers, LLP (PricewaterhouseCoopers) as our independent registered public accounting firm for the fiscal year ending December 31, 2009.  The Board of Directors recommends ratification of this appointment by the shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm.  Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders. Ernst & Young LLP (Ernst & Young) has served as our independent registered public accounting firm since 2002.  Information regarding this change of independent registered public accounting firm is available below.

A representative of PricewaterhouseCoopers is expected to attend the annual meeting. The PricewaterhouseCoopers representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers, LLP.

Information regarding change of independent registered public accounting firm

The reports of Ernst & Young on the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2008 and 2007, and through March 5, 2009, there were no (a) disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter thereof in connection with its reports for such years,  (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K, or (c) consultations with PricewaterhouseCoopers regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Additional information regarding fees paid to Ernst & Young is available in the section of this proxy statement titled Audit Committee, Audit Fees and Auditor Independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 80,830,512 shares of our common stock issued and outstanding on March 4, 2009, consisting of 46,376,653 shares of Class A Common Stock and 34,453,859 shares of Class B Common Stock.  The following table shows how many shares were owned by the following categories of persons as of that date:

•      persons known to us who beneficially own more than 5% of the shares;

•      each director and each executive officer described on the “Summary Compensation Table”; and

•      directors and all executive officers as a group.

	Shares of Class B Common Stock Beneficially Owned (a)		Shares of Class A Common Stock Beneficially Owned			Percent of Total
Name	Number	Percent	Number		Percent (b)	Voting Power (c)

David D. Smith †	9,349,925	27.1%	10,539,928	(d)	18.7%	24.2%
J. Duncan Smith †	10,000,000	29.0%	10,080,087	(e)	17.9%	25.6%
Robert E. Smith †	7,430,855	21.6%	8,223,329	(f)	15.2%	19.2%
Frederick G. Smith †	6,957,673	20.2%	7,455,689	(g)	14.0%	17.9%
Steven M. Marks†	—	—	97,153	(h)	*	*
David B. Amy †	—	—	82,518	(i)	*	*
Barry M. Faber †	—	—	36,876	(j)	*	*
Lucy A. Rutishauser †	—	—	22,299	(k)	*	*
Martin R. Leader †	—	—	31,415		*	*
Basil A. Thomas †	—	—	22,545		*	*
Lawrence E. McCanna †	—	—	14,600		*	*
Daniel C. Keith †	—	—	14,000		*	*
Barclays Global Investors, NA. 400 Howard Street San Francisco, CA 94105	—	—	3,827,420	(l)	8.3%	1.0%
LSV Asset Management 1 N. Wacker Drive, Suite 4000 Chicago, IL 60606	—	—	3,726,077	(m)	8.0%	1.0%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	—	—	2,775,747	(n)	6.0%	*
Earnest Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	—	—	2,928,137	(o)	6.3%	*
Dimensional Fund Advisor LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	—	—	2,921,319	(p)	6.3%	*
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	—	—	2,686,718	(q)	5.8%	*
GW Capital, Inc. 10900 NE 8th Street, Suite 1010 Bellevue, WA 98004	—	—	2,449,561	(r)	5.3%	*
All directors and executive officers as a group (13 persons)	33,738,453	97.9%	36,636,168	(s)	45.4%	86.9%

*Less than 1%

† The address for such beneficial owner is 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

(a)   By virtue of a stockholders’ agreement dated April 19, 2005 by and among David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith, each of the Smith brothers is required to vote all of his Class A and Class B Common Stock in favor of the other Smith brothers to cause their election as directors.  Consequently, each of the Smith brothers may be deemed to beneficially own the shares of common stock individually owned by the other Smith brothers.  Nevertheless, each of the Smith brothers disclaims beneficial ownership of the shares owned by the other Smith brothers.

(b)   Percent of Class A Common Stock beneficially owned is the number of shares of Class A Common Stock beneficially owned divided by the sum of (i) number of shares of Class A Common Stock outstanding plus (ii) any Class B Common Stock individually held plus (iii) any options, stock-settled stock appreciation rights (SARs) or restricted Class A Common Stock individually held that will vest within 60 days of March 4, 2009.

(c)   Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to “going private” and certain other transactions. The Class A Common Stock and the Class B Common Stock vote together as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock.

(d)   Includes 9,349,925 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 200,000 shares of SARs, with an exercise price of $15.78, exercisable within 60 days of March 4, 2009 and 350,000 shares of SARs, with an exercise price of $8.94, exercisable within 60 days of March 4, 2009.

(e)   Includes 10,000,000 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.

(f)    Includes 7,430,855 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.  The shares of Class B Common Stock include 291,049 shares held in an irrevocable trust established by Robert E. Smith for the benefit of family members, of which he is the trustee.

(g)   Includes 6,957,673 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.

(h)   Includes 53,500 shares of Class A Common Stock that may be acquired upon exercise of options exercisable and 13,500 shares of restricted Class A Common Stock that will vest within 60 days of March 4, 2009.

(i)    Includes 12,500 shares of Class A Common Stock that may be acquired upon exercise of options exercisable and 13,500 shares of restricted Class A Common Stock that will vest within 60 days of March 4, 2009.

(j)    Includes 12,500 shares of restricted Class A Common Stock that will vest within 60 days of March 4, 2009.

(k)   Includes 15,000 shares of Class A Common Stock that may be acquired upon exercise of options exercisable and 3,250 shares of restricted Class A Common Stock that will vest within 60 days of March 4, 2009.

(l)    As set forth in the Schedule 13G filed by Barclays Global Investors, NA. with the Securities and Exchange Commission (the SEC) on February 5, 2009, Barclays Global Investors, NA. is deemed to be the beneficial owner of 2,668,017 shares and has sole voting power with respect to 2,339,080 of those shares and sole dispositive power with respect to 2,668,017 of those shares; Barclays Global Fund Advisors is deemed to be the beneficial owner of 1,159,403 shares and has sole voting power with respect to 1,159,403 of those shares and sole dispositive power with respect to 1,159,403 of those shares.

(m)  As set forth in the Schedule 13G filed by LSV Asset Management with the SEC on February 17, 2009, LSV Asset Management is deemed to be the beneficial owner of 3,726,077 shares and has sole voting power with respect to all of those shares.

(n)   As set forth in the Schedule 13D/A filed by GAMCO Investors, Inc. with the SEC on March 20, 2009, Gabelli Funds, LLC is deemed to be the beneficial owner of 1,298,270 shares and has sole voting power and sole dispositive power with respect to all of those shares; GAMCO Asset Management Inc. is deemed to be the beneficial owner of 1,393,776 shares and has sole voting power with respect to 1,373,776 of those shares and sole dispositive power with respect to 1,393,776 of those shares; MJG Associates, Inc. is deemed to be the beneficial owner of 14,000 shares and has sole voting power and sole dispositive power with respect to all of those shares; Teton Advisors, Inc. is deemed to be the beneficial owner of 25,000 shares and has sole voting power and dispositive power with respect to all of those shares; and GAMCO Investors, Inc. is deemed to be the beneficial owner of 44,701 shares and has sole voting power and dispositive power with respect to all of those shares.

(o)   As set forth in the Schedule 13G/A filed by Earnest Partners, LLC with the SEC on February 17, 2009, Earnest Partners, LLC is deemed to be the beneficial owner of 2,928,137 shares and has sole voting power with respect to 1,589,900 of those shares, has shared voting power with respect to 877,237 of those shares and has sole dispositive power with respect to 2,928,137 of those shares.

(p)   As set forth in the Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2009, Dimensional Fund Advisors LP is deemed to be the beneficial owner of 2,921,319 shares and has sole voting power with respect to 2,834,364 of those shares and has sole dispositive power with respect to 2,921,319 of those shares.

(q)   As set forth in the Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 13, 2009, The Vanguard Group, Inc. is deemed to be the beneficial owner of 2,686,718 shares and has sole voting power with respect to 84,033 of those shares and has sole dispositive power with respect to 2,686,718 of those shares.

(r)    As set forth in the Schedule 13G/A filed by GW Capital, Inc. with the SEC on February 5, 2009, GW Capital, Inc. is deemed to be the beneficial owner of 2,449,561 shares and has sole voting power with respect to those shares.

(s)   Includes shares of Class A Common Stock that may be acquired upon the exercise of options, SARs and shares of restricted Class A Common Stock that will vest within 60 days of March 4, 2009.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Set forth below is certain information relating to our named directors and nominees, executive officers and certain key employees.

Name	Age	Title

Directors
David D. Smith	58	President, Chief Executive Officer, Chairman of the Board and Director
Frederick G. Smith	59	Vice President and Director
J. Duncan Smith	55	Vice President, Secretary and Director
Robert E. Smith	45	Director
Daniel C. Keith	54	Director
Martin R. Leader	68	Director
Lawrence E. McCanna	65	Director
Basil A. Thomas	93	Director

Executive Officers
David B. Amy	56	Executive Vice President / Chief Financial Officer
Steven M. Marks	52	Vice President / Chief Operating Officer
Barry M. Faber	47	Executive Vice President / General Counsel
Lucy A. Rutishauser	44	Vice President / Corporate Finance / Treasurer
David R. Bochenek	46	Vice President / Chief Accounting Officer

Key Employees
M. William Butler	56	Vice President / Programming and Promotion
W. Gary Dorsch	57	President of Keyser Capital, LLC
Lawrence M. Fiorino	47	Founder and CEO / G1440 Holdings, Inc.
Robert Malandra	46	Vice President / Finance Television
Nathaniel S. Ostroff	68	Vice President / New Technology and President, Chief Executive Officer and Chairman of the Board of Acrodyne Communications, Inc.
Delbert R. Parks, III	56	Vice President / Engineering and Operations
Darren J. Shapiro	48	Vice President / New Business Sales
Gregg L. Siegel	48	Vice President / National Sales
Jeffrey W. Sleete	54	Vice President / Marketing
Donald H. Thompson	42	Vice President / Human Resources
Thomas I. Waters, III	40	Vice President / Purchasing

Members of the Board of Directors are elected for one-year terms and serve until their successors are duly elected and qualified.  Executive officers are appointed by the Board of Directors annually to serve for one-year terms and serve until their successors are duly appointed and qualified.

Messrs. David, Duncan and Robert Smith and Dr. Frederick Smith are brothers and have entered into a stockholders’ agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until June 13, 2015.

Profiles

David D. Smith has served as President and Chief Executive Officer since 1988 and as Chairman of the Board of Sinclair Broadcast Group, Inc. since September 1990. Mr. Smith founded Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations, and was an officer and director of Comark until 1986.  He also was a principal in other television stations prior to serving as a General Manager of WPMY (formerly WCWB-TV) from 1984 until 1986.  In 1986, David was instrumental in the formation of Sinclair Broadcast Group, Inc.  David Smith is currently a member of the Board of Directors of Sinclair Ventures, Inc., G1440 Holdings, Inc., Atlantic Automotive Corporation, Safe Waterways in Maryland, The Triscari Group, Inc., The Sinclair Relief Fund, The American Flag Foundation, Inc. and is a member of the Board of Managers of Alarm Funding Associates, LLC.

Frederick G. Smith has served as Vice President of Sinclair since 1990 and Director since 1986.  Prior to joining Sinclair in 1990, Dr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Dr. Smith was the sole officer, director and stockholder. Dr. Smith is currently a member of the Board of Directors or Trustees of Sinclair Ventures, Inc., the Freven Foundation, Safe Waterways in Maryland, Gerstell Academy, University of Maryland at Baltimore Foundation, St. Joseph’s Hospital and The Sinclair Relief Fund.

J. Duncan Smith has served as Vice President, Secretary and as a Director of Sinclair since 1986.  Prior to that, he worked for Comark Communications, Inc. installing UHF transmitters.  In addition, he also worked extensively on the construction of WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania; WTTE-TV in Columbus, Ohio; WIIB-TV in Bloomington, Indiana and WTTA-TV in Tampa / St. Petersburg, Florida, the renovation of the studio, offices and news facility for WBFF-TV in Baltimore, Maryland and construction of the Sinclair headquarters building in Hunt Valley, Maryland.  J. Duncan Smith is currently a member of the Board of Directors of Sinclair Ventures, Inc., The High Rock Foundation, Safe Waterways in Maryland, The Sinclair Relief Fund and The Boys’ Latin School of Maryland.

Robert E. Smith has served as a Director since 1986. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer.  In March 1997, Mr. Smith started RSMK LLC, a commercial real estate investment company which he currently manages.  Prior to 1986, he assisted in the construction of several television stations including WTTE-TV in Columbus, Ohio and also worked for Comark Communications, Inc. installing UHF transmitters. Mr. Smith is currently a member of the Board of Directors of Sinclair Ventures, Inc., Nextgen Foundation Charitable Trust, Safe Waterways in Maryland, Gerstell Academy, Bay Television, Inc., Keyser Investment Group, Cunningham Communications, Inc., Gerstell Development LP and Beaver Dam LLC.

Daniel C. Keith has served as a Director since May 2001. Mr. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore-based investment advisory firm founded in October 1995.  Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985.  During this time, he served as Chairman of the Investment Advisory Committee and was a member of the Board of Directors.  Mr. Keith has been advising clients since 1979 and is currently a member of the Boards of Trustees of The High Rock Foundation and Safe Waterways in Maryland.

Martin R. Leader has served as a Director since May 2002.  Mr. Leader is a retired partner of the law firm ShawPittman (now known as Pillsbury Winthrop Shaw Pittman LLP) in Washington, D.C. where he specialized in communications law matters.  Prior to his service at ShawPittman, Mr. Leader was a senior partner with the law firm of Fisher Wayland Cooper Leader & Zaragoza in Washington, D.C. from 1973 to 1999.  Mr. Leader was a member of the Board of Directors of Atlantic Automotive Corporation until February 2006. Mr. Leader has served on the staff of the Office of Opinions and Review of the Federal Communications Commission.  He is a member of the District of Columbia Bar.  Mr. Leader graduated from Tufts University and Vanderbilt University Law School.

Lawrence E. McCanna has served as a Director since July 1995. Mr. McCanna has been a shareholder of the accounting firm of Gross, Mendelsohn & Associates, P.A. since 1972 and has served as its managing director since 1982. Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was Chairman of the Management of the Accounting Practice Committee.  He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants.  Mr. McCanna is a current member of the Board of Directors of Mount St. Joseph High School and serves on that organization’s audit committee and finance committee.  He is also a former member of the Board of Directors of Maryland Special Olympics.

Basil A. Thomas has served as a Director since November 1993. From 1961 to 1968, Mr. Thomas served as an Associate Judge on the Municipal Court of Baltimore City and from 1968 to 1983 he served as an Associate Judge of the Supreme Bench of Baltimore City.  He retired from the bench in 1983 and served as counsel to the law firm Thomas & Libowitz until December 2007. Mr. Thomas is a member of the American Bar Association and the Maryland State Bar Association.  Mr. Thomas attended the College of William & Mary and received his L.L.B. from the University of Baltimore.  Mr. Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, counsel to Sinclair.

David B. Amy has served as Executive Vice President/Chief Financial Officer (CFO) of Sinclair since March 2001. Prior to that, he served as Executive Vice President from September 1999 to March 2001 and as Vice President and CFO from September 1998 to September 1999. Prior to that, he served as CFO from 1994 to September 1998. In addition, he serves as Secretary of Sinclair Television Group, Inc., a wholly-owned subsidiary that owns and operates our broadcasting operations. Mr. Amy has over 25 years of broadcast experience, having joined Sinclair as a Business Manager for WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania.  Mr. Amy received his MBA degree from the University of Pittsburgh in 1981.  Mr. Amy is currently a member of the Board of Directors of Acrodyne Communications, Inc., G1440 Holdings, Inc., KDSM, LLC, VisionAir and The Maryland Science Center.  He is also a member of the Board of Managers of Triangle Sign & Service, LLC and Chairman of the Board of Managers of Alarm Funding Associates, LLC.  Mr. Amy also serves as the Audit Committee Chairman of Acrodyne Communications, Inc.

Steven M. Marks has served as Vice President/Chief Operating Officer since May 2007.  Prior to that, he served as Chief Operating Officer/Television Group from February 2003 to May 2007.  Mr. Marks is responsible for the television station group operations.  Prior to that, he served as Vice President/Regional Director from March 2002 to February 2003. As a Vice President/Regional Director, Mr. Marks was responsible for the Baltimore, Columbus, Pittsburgh, Flint, Tallahassee, Charleston, West Virginia, Portland, Springfield, Minneapolis, Tampa, Syracuse, Norfolk, Richmond, Buffalo and Rochester markets.  Prior to his appointment as Vice President/Regional Director, Mr. Marks served as Regional Director since October 1994. Mr. Marks served as General Manager for Sinclair’s flagship station, WBFF-TV in Baltimore, Maryland from July 1991 until October 1994.  From 1986 until joining WBFF-TV in 1991, Mr. Marks served as General Sales Manager at WTTE-TV in Columbus, Ohio.  Prior to that time, he was National Sales Manager for WFLX-TV in West Palm Beach, Florida.

Barry M. Faber has served as Executive Vice President/General Counsel since May 2008, as Vice President/General Counsel from August 1999 to May 2008 and prior to that as Associate General Counsel from 1996 to 1999.  Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shriver, & Jacobson in Washington, D.C. Barry M. Faber is a graduate of the University of Virginia and the University of Virginia School of Law.  Mr. Faber is also a member of the Board of Directors of The Sinclair Relief Fund.

Lucy A. Rutishauser has served as Vice President/Corporate Finance/Treasurer since November 2002.  From March 2001 until November 2002, she served as Treasurer and, from 1998 until March 2001, she served as Assistant Treasurer.  From 1996 to 1997, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company (currently Vertis).  From 1992 to 1996, Ms. Rutishauser served as Assistant Treasurer and Director of Treasury for Integrated Health Services, Inc.  From 1988 to 1992, Ms. Rutishauser held various treasury positions with Laura Ashley, Inc. and the Black and Decker Corporation.  Ms. Rutishauser graduated magna cum laude from Towson University with a Bachelor of Science degree in Economics and Finance and received her M.B.A., with honors from the University of Baltimore.  Ms. Rutishauser serves on the University of Baltimore Merrick School of Business advisory counsel.  Ms. Rutishauser is a member of the National Institute of Investor Relations and the Association of Finance Professionals.

David R. Bochenek has served as Vice President/Chief Accounting Officer since May 2005. Prior to that, he served as Chief Accounting Officer from November 2002 to April 2005.  Mr. Bochenek joined Sinclair in March 2000 as the Corporate Controller.  Prior to joining Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. from 1993 until 2000. From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola College in Maryland.

M. William Butler has served as Vice President/ Programming and Promotion since July 1999 and from 1997 until 1999, as Vice President/Group Program Director, of Sinclair Television Group, Inc.  From 1995 to 1997, Mr. Butler served as Director of Programming at KCAL-TV in Los Angeles, California.  From 1991 to 1995, he was Director of Marketing and Programming at WTXF-TV in Philadelphia, Pennsylvania and prior to that he was the Program Director at WLVI in Boston, Massachusetts.   Mr. Butler attended the Graduate Business School of the University of Cincinnati from 1975 to 1976.

W. Gary Dorsch has served as President of Keyser Capital, LLC since October 2007. Keyser Capital is the private equity and real estate investment fund established by us in January 2007. Prior to joining Keyser, Mr. Dorsch founded and co-managed Allegiance Capital, L.P. from 1999 to present. Allegiance is a licensed Small Business Investment Company. Prior to Allegiance, he spent 24 years with Bank of America and its predecessor banks in Maryland. Mr. Dorsch is a member of the Board of Directors of The College Savings Plans of Maryland and is Chairman of its audit and finance committee. He is Chairman of the Board of Managers of Triangle Sign and Service, LLC and serves on the Board of Managers of Alarm Funding Associates, LLC. Mr. Dorsch received his Bachelor of Science degree from Towson University and received his MBA from Loyola College, Maryland.

Lawrence M. Fiorino founded G1440 Holdings, Inc. (G1440) in April 1998.  G1440 is a provider of single-source, end-to-end e-Business solutions and a number of services and products, including a homebuilding application, an immigration tracking tool application, a syndicated television program management and scheduling application and a procurement application.  Mr. Fiorino has served as the CEO of G1440 since its inception.  From 1994 to 1998, he was Vice President of Systems and Technology for The Ryland Group, Inc. Mr. Fiorino is a Certified Public Accountant, has a BA in Accounting, an MBA in MIS, and is a regular contributing writer for Maryland’s Daily Record newspaper.  Mr. Fiorino appears weekly on “FOX-45’s Web Sightings” technology segment on our FOX affiliate station in Baltimore, Maryland.  Mr. Fiorino is currently on the Board of Directors of the Emerging Technology Centers of Maryland, the Greater Baltimore Technology Council and University of Maryland Library.

Robert Malandra has served as Vice President Finance/Television since 2008; he joined the Company as Operations Controller in 2006.  Prior to joining Sinclair from 1999 to 2006, he worked for Madison Square Garden as an Executive Consultant dealing with initiatives for their MSG network, Fox Sports New York, Radio City and Arena properties.  Prior to that, he was VP Planning, Advertising for Rainbow Media’s regional sports channels.  From 1985 to 1997, he was with Rainbow’s PRISM/Sports Channel Philadelphia, holding multiple positions, eventually managing that business unit.  Mr. Malandra is a Certified Management Accountant and a Certified Financial Manager.  He holds a Bachelor of Science degree in Business Administration from Widener University in Pennsylvania and a Masters degree in Business Administration focused in Media Strategy from Manchester Business School in Manchester, England.  Mr. Malandra is a member of the Institute of Management Accountants (IMA) and served on the IMA’s Professional Development Committee.

Nathaniel S. Ostroff has served as Vice President/New Technology since 1996.  From 1984 until joining Sinclair, he was the President and CEO of Comark Communications, Inc., a leading manufacturer of UHF transmission equipment. While at Comark, Mr. Ostroff was nominated and awarded a Prime Time Emmy Award for outstanding engineering achievement for the development of new UHF transmitter technologies in 1993. In 1968, Mr. Ostroff founded Acrodyne Industries Inc., a manufacturer of TV transmitters and served as its first President and CEO.  Mr. Ostroff holds a BSEE degree from Drexel University and an MEEE degree from New York University. He is a member of several industry organizations, including AFCCE, IEEE and SBE. Mr. Ostroff also serves as CEO and Chairman of the Board for Acrodyne Communications, Inc., in which we have a majority ownership interest.  Mr. Ostroff is a member of the Executive Committee of the Open Mobile Video Coalition, a broadcast industry organization created to promote portable and mobile DTV devices and technology.

Delbert R. Parks, III has served as Vice President/ Engineering and Operations of Sinclair Television Group, Inc. since 1996.  From 1985 to 1996, he was Director of Operations and Engineering for WBFF-TV in Baltimore, Maryland and Sinclair.  He has held various operations and engineering positions with us for the last 36 years.  He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television operations, Internet activity, information management systems, and infrastructure. Mr. Parks is a member of the Society of Motion Picture and Television Engineers and the Society of Broadcast Engineers.  Mr. Parks is also a retired Army Lieutenant Colonel who has held various commands during his 26-year reserve career.

Darren J. Shapiro has served as Vice President/New Business Sales since March 2007.  From 2001 to 2007, he served as Vice President/Sales and from 2000 to 2001, he served as Director of Internet Sales.  From 1999 to 2000, he served as New Business Development Manager and, prior to that he served as General Sales Manager and Local Sales Manager for WBFF-TV, our FOX affiliate in Baltimore, Maryland from 1993 to 1999.  From 1989 to 1993, Mr. Shapiro served as Corporate National Sales Manager.  Prior to that, he was a Senior Account Executive for Seltel Inc. in New York City.  Mr. Shapiro holds a Bachelor’s degree in Economics from the University of Rochester.

Gregg L. Siegel has served as Vice President/National Sales since June 2001.  Prior to that time, he worked as Director of Business Development, Strategic Sales Manager and a Regional Sales Manager on a multiple market basis, since starting with us in 1994.  He has held several sales and management positions with National Sales Representation Firms, having started his television sales career in 1982 with Avery-Knodel as a marketing associate.  Mr. Siegel holds a Bachelor’s degree in Communications and Marketing from the University of Arizona.

Jeffrey W. Sleete has served as Vice President/Marketing since August 2001.  From 1999 until 2001, he served as a Regional Director and as Regional Sales Counselor for our television stations.  From 1996 to 1999, he was the Vice President of Sales & Marketing for our radio division.  From 1985 until 1996, he served as General Manager of radio stations in Detroit, Michigan; Houston, Texas and West Palm Beach, Florida.  From 1980 to 1985, Mr. Sleete headed a national sales representation firm office in Detroit and was a General Sales Manager for two radio stations.  Prior to that, he was an account executive for both local and national sales.  Mr. Sleete holds a Bachelor of Science degree from Eastern Michigan University.

Donald H. Thompson has served as Vice President/Human Resources since November 1999 and prior to that as Director of Human Resources from September 1996.  Prior to joining us, Mr. Thompson was the Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C.  Mr. Thompson holds a Bachelor’s Degree in Psychology and a Certificate in Personnel and Industrial Relations from University of Maryland, and a Masters of Science in Business/Human Resource & Behavioral Management and a Master of Business Administration from Johns Hopkins University.  Mr. Thompson is a member of the Society for Human Resource Management.

Thomas I. Waters, III has served as Vice President/Purchasing since November 2002.  From 2000 to 2002, he served as Director of Purchasing & Administration.  From 1996 to 2000, Mr. Waters was Director of Purchasing.  Before joining us, Mr. Waters served as the Purchasing Manager for NaturaLawn of America.  Mr. Waters holds a Bachelor of Science degree in Business Administration from the University of Baltimore and is President of the Baltimore-Washington Business Travelers Association and formerly served on the Board of Directors of the National Association of Purchasing Managers-Maryland chapter.

CORPORATE GOVERNANCE

Board of Directors and Committees.  In 2008, the Board of Directors held a total of 11 meetings.  Each director attended all meetings of the Board of Directors and all committees of the Board of Directors on which he served.  All directors attended the Annual Meeting held on May 15, 2008.  It is the Board’s policy that the directors should attend our annual meeting of shareholders, absent exceptional cause.

The Board of Directors currently consists of eight members.  The committees of the Board of Directors include an Audit Committee and a Compensation Committee and from time to time special committees formed by the Board of Directors as may be necessary.

Controlled Company Determination.  Our Board has determined that we are a “Controlled Company” for purposes of the Nasdaq listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Certain Nasdaq requirements do not apply to a “Controlled Company,” including requirements that: (1) a majority of its board of directors must be comprised of “independent” directors as defined in the Nasdaq Stock Market Rules (the Nasdaq listing standards); and (2) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. Our Board of Directors has determined that we are a “Controlled Company” based on the fact that the Smith brothers hold more than 50% of our voting power and are parties to a stockholders’ agreement that obligates them to vote for each other as candidates for election to the Board of Directors.  The Smith brothers have been our executive officers and/or directors at all times since we became public in 1995.  Currently, David D. Smith, Frederick G. Smith and J. Duncan Smith are executive officers and directors and Robert E. Smith is a director.

Director Independence.  The Board has determined that Messrs. McCanna, Keith and Leader have no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that they otherwise meet the independence criteria under the Nasdaq listing standards.  The Board has also determined that Messrs.  McCanna, Keith and Leader satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, enabling them to serve on the Audit Committee.  In making its independence determination, the Board of Directors considered any transactions, relationships and arrangements as required by our independence guidelines.  In particular, with respect to each of the most recent completed three fiscal years, the Board evaluated (1) for Mr. Keith, the type and amount of investment advisory services provided by the firm where he serves as an executive officer to our controlling shareholders and family members of our controlling shareholders and (2) for Mr. McCanna, the type and amount of accounting, tax and related services provided by the firm where he serves as its managing director to our controlling shareholders, family members of our controlling shareholders and entities (other than Sinclair) owned or controlled by our controlling shareholders or family members of our controlling shareholders.

Pursuant to the Nasdaq listing standards governing director independence, Basil A. Thomas is not deemed to be independent because of Mr. Thomas’s relationship to our outside counsel.  Mr. Thomas is the father of Steven A. Thomas, a partner and founder of Thomas & Libowitz, P.A., which serves as our outside counsel.  During 2006, 2007 and 2008, Sinclair and its subsidiaries paid fees to Thomas & Libowitz, P.A. that exceeded the limits set forth in the independence criteria under the Nasdaq listing standards, which precluded the Board from finding Mr. Thomas independent.

Audit Committee. The members of the Audit Committee are Messrs. McCanna, Keith and Leader.  The Audit Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net.  The Audit Committee formally met nine times during the year ended December 31, 2008.

The Board of Directors has determined that all audit committee members are financially literate under the current Nasdaq listing standards and that Lawrence E. McCanna qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Securities Exchange Act of 1934.

The Nasdaq listing standards require that audit committees have at least three directors and that all directors be independent, as defined by Nasdaq and Rule 10A-3 under the Securities Exchange Act of 1934.  The Board has determined that Messrs. McCanna, Keith and Leader meet the independence criteria established by Nasdaq and the SEC.

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Sinclair including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of Sinclair’s internal audit function.  The Audit Committee is responsible for the appointment of Sinclair’s independent auditors, whose appointment may be ratified by the shareholders.  The Audit Committee is responsible for reviewing compliance with Sinclair’s ethics policy and has established procedures for the receipt, retention and treatment of complaints received by Sinclair regarding accounting controls or auditing matters and the confidential, anonymous submission by Sinclair’s employees of concerns regarding questionable accounting or auditing matters.  The Audit Committee is also responsible for approving or ratifying related person transactions pursuant to Sinclair’s related person transaction policy.  This policy is described in this proxy statement under the caption Related Person Transactions.

Compensation Committee.  Nasdaq listing standards require that compensation of executive officers be determined, or recommended to the Board of Directors for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors.  As a “Controlled Company,” however, we are not subject to this listing requirement and, as a result, the Board of Directors has determined that notwithstanding Mr. Thomas’ failure to meet Nasdaq’s current independence criteria for 2008, it was in our best interest and the best interest of our shareholders that Mr. Thomas chair the Compensation Committee. The other members of the Compensation Committee are Messrs. McCanna, Keith, and Leader, all of whom meet the independence criteria established by Nasdaq listing standards.  Although the Compensation Committee does not have a written charter, the Compensation Committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs, administering our equity incentive plans, recommending for inclusion in this proxy statement the Compensation Discussion and Analysis which is included in this proxy statement, preparing the compensation committee report required by SEC rules which is included in this proxy statement, and making other recommendations to the Board of Directors.  The Compensation Committee formally met five times during the year ended December 31, 2008.

Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year.  The Compensation Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value.  Named executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan.  At times, the Compensation Committee may specifically request meetings with named executive officers to gain a full understanding and exploration of assessed attributes.  Our President and Chief Executive Officer, David D. Smith, and our Executive Vice President and Chief Financial Officer, David B. Amy, consult with the Compensation Committee on appropriate compensation for named executive officers other than themselves.  In addition, our Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations.  The Compensation Committee does not use outside consultants to set compensation.

Director Nominations.  The Board does not have a standing nominating committee and there is no formal nominating committee charter, although the Board has adopted a resolution addressing the director nominations process. Instead, the directors who are determined to be “independent” under the Nasdaq listing standards perform the functions of a nominating committee. The Board believes it is appropriate not to maintain a standing nominating committee primarily because the relatively small number of independent directors on the Board makes it unnecessary to separate the nominating function into a committee structure.

Our independent directors are primarily responsible for identifying and recommending nominees to the Board of Directors for approval of membership on the Board.  The independent directors’ primary responsibilities in recommending nominees are to:  (1) establish criteria for the selection of new directors to become members of the Board, which criteria shall be approved by the Board; (2) lead the search for and identify individuals qualified to become members of the Board and conduct the necessary and appropriate inquiries into the backgrounds and qualifications of possible nominees; (3) consider questions of independence and possible conflicts of interest of members of the Board and executive officers, and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interest of all shareholders; (4) consider recommendations for director nominees from current directors and executive officers, shareholders and other parties they deem appropriate; (5) have the authority to retain and terminate a search firm to identify director candidates at our expense; (6) determine each proposed nominee’s qualifications for service on the Board; (7) consult with the CEO and Chairman of the Board during the process of identifying director nominees; (8) identify and recommend annually, or as vacancies or newly created positions occur, director nominees for approval by the Board of Directors; and (9) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as one of our directors.

The independent directors will consider nominees proposed by shareholders.  Although there is no formal policy regarding shareholder nominees, the Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees.  The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time.  To recommend a prospective nominee for consideration, shareholders should submit the candidate’s name, contact information, biographical material and qualifications in writing to Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.  For more information regarding nominating a director, see Shareholder Proposals.

Interested Party Communication with the Board.  Shareholders and other parties interested in communicating directly with the Board, any Board committee or any Director, may do so by writing to Sinclair Board of Directors, c/o Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.  Under the process adopted by the Board, letters we receive that are addressed to members of the Board are reviewed by our Corporate Secretary who will regularly forward a summary and copies of all such correspondence to the Board.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Shareholder communications that constitute advertising or promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board, any board committee or any director.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Thomas, Keith, Leader and McCanna.  None of the members of our Compensation Committee at any time has been one of our officers or employees.

The following executive officers are directors of other entities that have a director or executive officer who is on our Board of Directors.  David D. Smith, Frederick G. Smith and J. Duncan Smith, all of whom are executive officers and on our Board of Directors, are directors and/or executive officers of other various companies controlled by them, including Cunningham Communications, Inc., Keyser Investment Group, Inc., Bay Television, Inc. and Sinclair Relief Fund.  Frederick G. Smith and J. Duncan Smith also control Beaver Dam, LLC.  Barry M. Faber is an executive officer of Sinclair and a director of The Sinclair Relief Fund.  Frederick G. Smith, J. Duncan Smith and Robert E. Smith are directors of Sinclair Ventures, Inc.  Additionally, David D. Smith is a director and executive officer of Sinclair Ventures, Inc.  David B. Amy is an executive officer of Sinclair and Chairman of the Board of Managers of Alarm Funding Associates, LLC.  Additionally, David D. Smith is on the Board of Managers of Alarm Funding Associates, LLC.  See Related Person Transactions for additional information regarding the previously mentioned executive officers and directors.

Mr. Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, P.A.  In 2008, fees paid to Thomas & Libowitz, P.A. were $1.0 million.

During 2008, none of the named executive officers participated in any final deliberations of our Compensation Committee relating to compensation of the named executive officers.

Director Compensation for 2008

The following table sets forth certain information regarding compensation for services rendered by our non-employee directors during the year ended December 31, 2008.

Name (a)	Fees Earned or Paid in Cash	Stock Awards (b)	All Other Compensation		Total
Robert E. Smith (c)	$53,000	$46,400	$3,659	(c)	$103,059
Daniel C. Keith	83,000	46,400	—		129,400
Martin R. Leader	83,000	46,400	—		129,400
Lawrence E. McCanna	90,500	46,400	—		136,900
Basil A. Thomas	66,500	46,400	—		112,900

(a)          Compensation for David D. Smith, our Chairman of the Board, President and Chief Executive Officer, is reported in the Summary Compensation Table included in this proxy statement.  Frederick G. Smith and J. Duncan Smith are omitted from this table, as they serve as executive officers, but are not named executive officers and do not receive additional compensation for services provided as directors.

(b)         On the date of our annual meeting, each non-employee director receives a grant of 5,000 shares of Class A Common Stock pursuant to the 1996 Long-Term Incentive Plan for services rendered during the preceding year.  The amount presented is the accounting expense recognized in our consolidated financial statements pursuant to Statement of Financial Accounting Standards No. 123(R) (FAS 123R) in 2008 for stock awards.  The amount presented also represents the grant date fair value of the stock award.  There were no stock option awards made in 2008.  The following table shows the number of stock options and stock awards held by each director as of December 31, 2008.  All stock options are immediately exercisable.

Director	Outstanding Stock Options	Outstanding Stock Awards
Robert E. Smith	10,000	14,000
Daniel C. Keith	—	14,000
Martin R. Leader	—	14,000
Lawrence E. McCanna	—	14,000
Basil A. Thomas	—	14,000

(c)          Robert E. Smith is a participant in our company sponsored health care plan.  Mr. Smith pays standard premiums pursuant to the plan, however, unlike a typical company participant, he is required to reimburse the company for any health care costs in excess of $100,000.  During 2008, Mr. Smith’s health care costs did not exceed $100,000; therefore, we paid for such costs net of the premiums he paid.

Our directors who are also our employees serve without additional compensation. Non-employee directors receive $35,000 annually for their service as a director and a grant of 5,000 shares of Class A Common Stock for attending the annual meeting of shareholders. The Audit Committee Chairman receives an additional $7,500 annually and the Compensation Committee Chairman receives an additional $6,000 annually.  Each special committee Chairman receives an additional $1,125 each quarter until the subject under discussion by the special committee has been concluded.  Non-employee directors also receive $2,000 for each meeting of the Board of Directors attended, $2,500 for each Audit Committee meeting and special committee meeting, if any, attended and $1,500 for each Compensation Committee meeting attended.  We reimburse our directors for any business related travel expenses.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.  In this section, we discuss certain aspects of our compensation program as it pertains to our President and Chief Executive Officer, our Executive Vice President/Chief Financial Officer, our Vice President/Chief Operating Officer (COO) for television operations, our Executive Vice President/General Counsel and our Vice President/Corporate Finance/Treasurer in 2008.  These individuals represent our principal executive officer, our principal financial officer and our three other most highly compensated executive officers during 2008.  We refer to these five persons throughout this proxy statement as the “named executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Our Board of Directors has established a Compensation Committee that is responsible for establishing and administering our named executive officers’ and other key employees’ compensation. The Compensation Committee consists of non-employee directors three of which are independent under the Nasdaq listing standards.

General Philosophy, Objectives and Design.  We believe that our people are our most valuable resource and that the dedication and quality of our named executive officers are vital to the long-term interests of our shareholders.  We have established a compensation program for our named executive officers that is competitive and designed to support our strategic goals.  The primary objectives of our compensation program are to attract and retain the best available people while efficiently utilizing available resources, to enhance the named executive officers’ overall performance, to align the long-term interests of our named executive officers with those of our shareholders, to improve our overall business performance and to reward individual performance.  This is accomplished through a combination of base salary, long-term incentive compensation and cash bonus designed to be competitive with comparable employers in the television broadcast industry.  The Compensation Committee considers both the Company’s overall performance and the individual’s performance when setting compensation levels.  However, there are no set guidelines or policies outlining the weight of each, as the Compensation Committee assesses each factor at its discretion.

Compensation Process.   Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year.  The Compensation Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value.  Named executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan.  At times, the Compensation Committee may specifically request meetings with named executive officers to gain a full understanding and exploration of assessed attributes.  Our President and Chief Executive Officer, David D. Smith, and our Executive Vice President and Chief Financial Officer, David B. Amy, consult with the Compensation Committee on appropriate compensation for named executive officers other than themselves.  In addition, our Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations.  In determining the amount of named executive officer compensation each year, the Compensation Committee reviews competitive market data from the broadcast and media industry as well as other similarly sized companies comparable to us.  In addition, we use a peer group of broadcast and media companies for benchmarking named executive officer compensation including levels of base salary and cash bonuses. We target our named executive officer’s compensation to fall within the range of the peer group in order to be competitive in the market.  Where each individual’s salary falls within the range of the peer group salaries depends upon the Compensation Committee’s view of each named executive officer’s performance and responsibilities.

The Compensation Committee selected a representative sample of companies which it believes compete directly with us for executive talent in the broadcast industry.  For 2008, the peer group consisted of the following companies:

•	Hearst-Argyle Television, Inc.
•	Gray Television, Inc.
•	Lin TV
•	Belo Corporation
•	Meredith Corporation
•	Nexstar Broadcasting Group, Inc.
•	Young Broadcasting, Inc.
•	Media General, Inc.

In addition, the Compensation Committee considers information from salary surveys to evaluate compensation for similar positions taking into account geographic location and the companies’ revenue size.  These surveys included CompAnalyst, Towers Perrin and Mercer reports.  While we review these surveys, we do not formally engage outside compensation consultants.

All final compensation decisions regarding named executive officers are made by the Compensation Committee.

Primary Elements of Compensation.  We provide a competitive mix of compensation elements that align named executive officer compensation with shareholder value.  Our compensation program includes both short and long-term compensation in the form of base salary, long-term incentive compensation and cash bonus as discussed below.  We believe that these compensation components provide an appropriate mix of fixed and variable pay, balances short-term operation performance with long-term shareholder value and encourages executive recruitment and retention, which aligns with our compensation philosophy and objectives.

Base Salary.  Base salaries are not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience.  Base salary is designed to provide competitive levels of compensation to our named executive officers based upon their experience, professional status, accomplishments, duties and scope of responsibility.  As noted above under Compensation Process, also taken into consideration when establishing base salaries are salaries paid by our competitors for similar positions within the television broadcast industry as well as salaries paid by companies outside of our industry for comparable positions.  In addition to market comparisons, individual performance will affect base salary.

Long-Term Incentive Compensation.  Our compensation program includes long-term incentive compensation, which in 2008 was paid in the form of restricted stock awards made in Class A Common Stock and stock-settled appreciation rights (SARs) for 2007 performance. We have elected to pay long-term incentive compensation in order to provide an incentive for our named executive officers to provide strong returns to our shareholders, to better align the interests of our named executive officers with those of our shareholders, to continue long-term leadership in the service of the company and to ensure a competitive compensation program given the market prevalence of equity compensation.

Our restricted stock awards are granted pursuant to the Company’s 1996 Long-Term Incentive Plan (the LTIP) and are time-based awards requiring the named executive officer to remain employed by the Company in order for the restricted stock to vest 25% after one year, 25% after the second year and 50% after the third year.  Dividends on the vested and unvested portion of the award are paid quarterly to the named executive officers subject to our ordinary policy for declaring and paying dividends.  As of February 2009, dividends were suspended on all Class A Common Stock.

SARs granted pursuant to the LTIP, have a 10-year term and are fully vested upon grant.  Upon exercise of SARs, the holder would receive a number of shares of Class A Common Stock equal in value to the difference between the SARs’ base value and the per share closing price of the Company’s Class A Common Stock on the date of exercise for the number of SARs being exercised.

When granting equity awards, consideration is given to company and employee performance, but awards are made at the discretion of the Compensation Committee under no objective guidelines.  Grants of equity awards are valued only at the closing price of our stock on the date of grant.  We try to make grants of equity awards at times when they will not be influenced by scheduled releases of information or while we otherwise possess material, non-public information, but we have no formal policy as to the timing of equity grants.

Historically, equity-based awards have been a significantly smaller source of our named executive officers’ total compensation than base salary.  No restricted stock or SARS were granted in 2009 for 2008 performance.

Cash Bonus.  For 2008 performance, with the exception of our COO, no named executive officer received a cash bonus.  As shown in the “Security Ownership of Certain Beneficial Owners and Management” table, Mr. David D. Smith, our CEO, is one of the largest shareholders of the Company.  His financial well-being is directly tied to the performance of the Company through his significant share ownership.  In 2008 he did not receive a cash bonus.  We believe that his significant share ownership is a contributing factor to strong, long-term corporate performance.

Our compensation philosophy is to primarily award cash bonuses to those that have a direct influence on our ongoing revenue performance.  Based on this criteria, in early 2008, the Compensation Committee determined that our COO was the only named executive officer to be eligible to receive a performance-based cash bonus for 2008 performance.  The purpose of our COO’s cash bonus is to promote the attainment of specific financial goals and reward achievement of those goals.  We favor an objective approach when measuring his cash bonus.  The cash bonus is categorized into two components:  a quarterly cash bonus and an annual cash bonus.  The Compensation Committee determines at its discretion the maximum bonus amounts paid under each component.  For 2008, the maximum amounts were $120,500 ($30,125 per quarter) and $300,000 for the quarterly bonus and annual bonus, respectively.  Each component is dependent on the generation of television broadcast cash flow (BCF) levels.  BCF is a non-GAAP measure reflective of our television assets’ operating performance.  We believe this measure best captures our COO’s influence over our revenue performance and operating efficiencies at our television stations.  In the event that certain events take place that were not contemplated at the time the BCF targets were determined, the Compensation Committee can adjust BCF targets to exclude the effect of these events.  Examples of such events include acquisitions, dispositions and changes in accounting rules.  For example, during 2008 BCF amounts used in the determination of the COO’s bonus payments excluded the results of KFXA-TV in Cedar Rapids, Iowa which was purchased in February 2008.  BCF used in our COO’s cash bonus calculation is GAAP operating income plus corporate general and administrative expenses, stock-based compensation, depreciation and amortization, impairments, other operating divisions expenses and other non-cash charges less other operating divisions revenues and cash film payments.

The quarterly component is paid on a sliding scale.  If actual quarterly BCF is equal to or in excess of budgeted quarterly BCF for a particular quarter, then one quarter of 100% of the maximum quarterly bonus is paid.  For any particular quarter, if actual quarterly BCF is between 95% and 99.9% of budgeted quarterly BCF, then 25% to 95% of one quarter of the maximum quarterly bonus is paid as follows:

Percentage Achievement of Budgeted BCF	Payout % of Maximum Quarterly Bonus
95 – 95.9%	25%
96 – 96.9%	40%
97 – 97.9%	65%
98 – 98.9%	80%
99 – 99.4%	90%
99.5 – 99.9%	95%

If actual quarterly BCF is less than 95% of budgeted BCF, then no quarterly bonus is paid.  For 2008, budgeted BCF for the first, second, third and fourth quarters was $51.9 million, $61.2 million, $56.5 million and $75.4 million, respectively.  During 2008, actual BCF relative to the COO exceeded budgeted BCF for the first quarter and therefore, 100% of the maximum quarterly bonus of $30,125 was paid.  Actual BCF relative to the COO was less than 95% of budgeted BCF for the second, third and fourth quarters and therefore, no quarterly bonus amount was awarded for those quarters.   The annual component is paid on a progressive scale.  For every $1.0 million that actual annual BCF exceeds budgeted annual BCF of $245.0 million, $15,000 is paid up to the maximum annual bonus.  During 2008, actual annual BCF relative to the COO was less than the budgeted annual BCF, therefore no an annual bonus was paid for the year.

For fiscal 2009 performance and similar to the recent past, the only named executive officer expected to be eligible to receive a cash bonus is our COO.  We expect the 2009 bonus structure to be similar to that of 2008.

Retirement Plans.  Our compensation program includes retirement plans designed to provide income following a named executive officer’s retirement. Our named executive officers can participate in The Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust (the 401(k) Plan). Contributions made to the 401(k) Plan are matched by the company, typically in the form of our Class A Common Stock.  The match is discretionary and typically equal to 50% of elective deferrals, up to 4% of each named executive officer’s total cash compensation subject to Internal Revenue Service regulations.  In addition, the Compensation Committee has the ability to make additional discretionary contributions to the 401(k) Plan for the benefit of all employees including named executive officers.  Calculations of targeted overall compensation for named executive officers do not include the benefits expected to be received under the 401(k) Plan.  The Company suspended its discretionary match for 2008.

Named executive officers also have the ability to contribute pre-tax dollars to the Post 2004 Executive Deferred Compensation Plan (the Deferred Plan).  Participants in the Deferred Plan can choose to invest their accounts among mutual funds that are reviewed annually.  The Company does not make contributions to the Deferred Plan for the benefit of the named executive officers.

Named executive officers participate in the 401(k) Plan and the Deferred Plan on the same terms as all other employees.

Perquisites and Other Benefits.  Perquisites and other benefits represent a minimal amount of the named executive officers’ compensation.  The Compensation Committee annually reviews the perquisites that named executive officers receive.  The primary perquisites for named executive officers are golf club memberships, automobile allowance and related expenses, tickets to sporting events and certain business entertainment events and related expenses.  During 2008, the Company suspended certain perquisites to certain named executive officers.

Named executive officers also participate in our other benefit plans on the same terms as all other employees. These other plans include medical, dental and vision insurance, disability and life insurance and the employee stock purchase plan.

Employment Agreements.  We do not have an employment agreement with David D. Smith, President and Chief Executive Officer and we do not currently anticipate entering into an agreement.  Below is a description of the employment agreements we have entered into with our other named executive officers:

In September 1998, we entered into an employment agreement with David B. Amy, Executive Vice President and Chief Financial Officer. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Amy at any time, with or without cause. The severance payment due upon termination without cause is equal to one month’s base salary in effect at the time of termination times the number of years of continuous employment by us or our predecessor. Mr. Amy has been employed by us 24 years as of December 31, 2008.  Mr. Amy received a base salary for 2008 of $646,000. The agreement also contains non-competition and confidentiality restrictions on Mr. Amy.

In February 1997, we entered into an employment agreement with Steven M. Marks, COO. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Marks at any time, with or without cause. The agreement does not provide for any payments to Mr. Marks upon termination.  Mr. Marks received a base salary for 2008 of $725,000.  The agreement also contains non-competition and confidentiality restrictions on Mr. Marks.

In August 2004, we entered into an employment agreement with Barry M. Faber, Executive Vice President and General Counsel. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Faber at any time, with or without cause. The severance payment due upon termination without cause is equal to one month’s base salary in effect at the time of termination times the number of years of continuous employment by us or our predecessor. Mr. Faber has been employed by us 12 years as of December 31, 2008.  Mr. Faber received a base salary for 2008 of $625,000. The agreement contains non-competition and confidentiality restrictions on Mr. Faber.

In March 2001, we entered into an employment agreement with Lucy A. Rutishauser, Vice President/Corporate Finance/Treasurer.  The agreement does not provide for any payments to Ms. Rutishauser upon termination.  The agreement does not have any specified termination date and we have the right to terminate the employment of Ms. Rutishauser at any time, with or without cause.  Ms. Rutishauser received a base salary for 2008 of $286,000.  The agreement contains non-competition and confidentiality restrictions on Ms. Rutishauser.

Accounting and Tax Consideration.  Section 162(m) of the Internal Revenue Code of 1986 (Section 162 (m)), as amended, imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to certain types of compensation, such as certain commissions, qualified performance-based compensation, retirement plan contributions and excludable benefits, among others.  Qualified performance-based compensation is not subject to Section 162(m)’s limitation if: 1) it was paid solely because the executive has attained one or more pre-established objective performance goals; 2) a compensation committee or sub-committee comprised solely of two or more outside directors established the performance goals; 3) the material terms of the performance goals were disclosed to and subsequently approved by the shareholders before the compensation is paid; and 4) the compensation committee certified in writing, before the compensation is paid, that the performance goals and any other materials terms were, in fact, satisfied.  In 2007, we received shareholder approval of performance criteria that enables us to preclude the deduction limitation requirements pursuant to Section 162(m) in the future.  In 2008, our CEO and four most highly compensated executive officers were not paid compensation that exceeded the Section 162(m) limits.

As a general matter, we determine and implement compensation elements based on their alignment with our compensation philosophy and objectives and not based on any unique or preferential accounting or tax treatment.

Executive Compensation Actions After December 31, 2008.   On March 12, 2009, in keeping with past practice the Compensation Committee met to discuss salaries and long term incentive compensation for 2009.  Due to the current economic recession the company did not issue raises to any employees for 2009.  The Compensation Committee agreed that each named executive officer’s base salary should stay at the 2008 rates and no long-term incentive awards were granted.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in or incorporated by reference into the Company’s annual report on Form 10-K and the Company’s proxy statement on Schedule 14A.

Compensation Committee

Basil A. Thomas, Chairman
Daniel C. Keith
Martin R. Leader
Lawrence E. McCanna

Summary Compensation Table for 2008, 2007 and 2006

The following table sets forth certain information regarding compensation for services rendered in all capacities during the year ended December 31, 2008 by our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards (a)	Non-equity Incentive Plan Compensation		All Other Compensation		Total

David D. Smith, President and Chief	2008	$1,000,000	$518,000	$—		$885		$1,518,885
Executive Officer	2007	1,000,000	988,000	—		16,911		2,004,911
	2006	1,000,000	—	—		24,951		1,024,951

David B. Amy, Executive Vice President and Chief	2008	646,000	128,535	—		15,624	(b)	790,159
Financial Officer	2007	620,000	70,683	—		21,045		711,728
	2006	520,000	23,430	—		20,354		563,784

Steven M. Marks, Vice President/Chief	2008	725,000	128,535	30,125	(c)	10,323	(d)	893,983
Operating Officer	2007	691,236	70,683	175,500		14,753		952,172
	2006	658,320	23,430	410,000		26,578		1,118,328

Barry M. Faber, Executive Vice President/General	2008	625,000	132,666	—		885		758,551
Counsel	2007	600,000	52,467	—		8,711		661,178
	2006	500,000	9,763	—		17,622		527,385

Lucy A. Rutishauser, Vice President/Corporate	2008	286,000	37,422	—		885		324,307
Finance/Treasurer	2007	275,000	20,985	—		5,215		301,200
	2006	248,300	3,905	—		6,382		258,587

(a)          Represents the expense recognized in accordance with FAS 123R relating to the vesting of restricted stock awards granted in 2008, 2007 and 2006 and SARs granted in 2008 and 2007.  For further information see Note 2. Stock-Based Compensation to our consolidated financial statements and related footnotes in our 2008 Annual Report on Form 10-K, as well as, the Grants of Plan-Based Awards table below.

(b)         Includes perquisites of $11,158 related to personal automobile expenses and $3,581 related to club dues.  Other perquisites and personal benefits include life and disability insurance.

(c)          Mr. Marks’ cash bonus in proportion to salary is dependant on his performance pursuant to the cash bonus calculation as well as market evaluations.  See Compensation Discussion and Analysis above for further information.

(d)         Includes perquisites of $9,438 related to personal automobile expenses.  Other perquisites and personal benefits include life and disability insurance

Grants of Plan-Based Awards for 2008

					All Other Option Awards: Number of	All Other Stock Awards:	Exercise or Base	Grant Date Fair Value of Stock and
		Estimated Possible Payouts Under			Securities	Number of	Price of	Option
	Grant	Non-Equity Incentive Plan Awards (a)			Underlying	Shares of	Option	Awards
Name	Date	Threshold	Target	Maximum	Options	Stock	Awards	(b)
David D. Smith	4/1/2008	$—	$—	$—	350,000	—	$8.94	$518,000
David B. Amy	4/1/2008	—	—	—	—	20,000	—	178,800
Steven M. Marks	4/1/2008	15,000	120,500	420,500	—	20,000	—	178,800
Barry M. Faber	4/1/2008	—	—	—	—	30,000	—	268,200
Lucy A. Rutishauser	4/1/2008	—	—	—	—	5,000	—	44,700

(a)          Threshold reflects the minimum payment that Mr. Marks is eligible to be paid in 2009 for 2008 performance.  The threshold payment is reflective of annual BCF exceeding annual budgeted BCF by $1.0 million.  Target is reflective of each quarterly BCF exceeding each respective quarterly budgeted BCF.  Maximum reflects the total amount Mr. Marks is eligible to be paid if quarterly and annual BCF exceeds all respective BCF targets.  For further information regarding Mr. Marks’ cash bonus, see the Primary Elements of Compensation — Cash Bonus section of the Compensation Discussion and Analysis above.  During 2008, no other named executive officers were eligible to receive non-equity incentive plan awards.

(b)         This column shows the full grant date fair value of restricted stock awards and SARs.  Restricted stock award vesting is not dependent on future performance levels, rather it is dependent solely on future employment with the Company.  Our common stock’s closing sale price per share on April 1, 2008 (the grant date) was $8.94.  The SARs awards vested immediately.  The grant date fair values of the restricted stock and SARs awards were computed in accordance with FAS 123R and do not include estimates for forfeitures.  There can be no assurance that FAS 123R amounts shown in this table will ever be realized by the named executive officer.  Restrictions on restricted stock lapse over three years at 25%, 25% and 50%, respectively.  For further information regarding restricted stock and SARs awards, see the Primary Elements of Compensation — Long-Term Incentive Compensation section of the Compensation Discussion and Analysis above.

Outstanding Equity Awards at Fiscal Year End for 2008

The following table provides certain information about all equity compensation awards held by the named executive officers as of December 31, 2008.  All options and SARs held by named executive officers are exercisable.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested (a)
David D. Smith					—		$—
	200,000	(b)	$15.7800	04/02/2017
	350,000	(b)	8.9400	04/01/2018
David B. Amy					33,500	(c)	$103,850
	12,500		$12.3000	03/29/2014
Steven M. Marks					33,500	(d)	$103,850
	5,000		$9.2500	03/01/2010
	6,000		8.8100	03/12/2011
	10,000		11.6300	03/01/2012
	10,000		12.0000	01/02/2013
	10,000		8.1600	03/07/2013
	12,500		12.3000	03/29/2014
Barry M. Faber					40,000	(e)	$124,000
	—		—	—
Lucy A. Rutishauser					9,000	(f)	$27,900
	15,000		$24.2000	01/18/2009
	4,000		11.6300	03/01/2012
	2,000		10.6000	11/01/2012
	4,000		8.1600	03/07/2013
	5,000		12.3000	03/29/2014

(a)          Based on closing market price of $3.10 per share on December 31, 2008.

(b)         SARs are fully vested on the grant date.

(c)          Restricted Stock awarded on April 3, 2006 has vested or will vest 3,000 shares, 3,000 shares and 6,000 shares on April 3, 2007, 2008 and 2009, respectively.  Restricted Stock awarded on April 2, 2007 will vest 2,500 shares, 2,500 shares and 5,000 shares on April 2, 2008, 2009 and 2010, respectively.  Restricted Stock awarded on April 1, 2008 will vest 5,000 shares, 5,000 shares and 10,000 shares on April 1, 2009, 2010 and 2011, respectively.

(d)         Restricted Stock awarded on April 3, 2006 has vested or will vest 3,000 shares, 3,000 shares and 6,000 shares on April 3, 2007, 2008 and 2009, respectively.  Restricted Stock awarded on April 2, 2007 will vest 2,500 shares, 2,500 shares and 5,000 shares on April 2, 2008, 2009 and 2010, respectively.  Restricted Stock awarded on April 1, 2008 will vest 5,000 shares, 5,000 shares and 10,000 shares on April 1, 2009, 2010 and 2011, respectively.

(e)          Restricted Stock awarded on April 3, 3006 has vested or will vest 1,250 shares, 1,250 shares and 2,500 shares on April 3, 2007, 2008 and 2009, respectively.  Restricted Stock awarded on April 2, 2007 will vest 2,500 shares, 2,500 shares and 5,000 shares on April 2, 2008, 2009 and 2010, respectively.  Restricted Stock awarded on April 1, 2008 will vest 7,500 shares, 7,500 shares and 15,000 shares on April 1, 2009, 2010 and 2011, respectively.

(f)            Restricted Stock awarded on April 3, 2006 has vested or will vest 500 shares, 500 shares and 1,000 shares on April 3, 2007, 2008 and 2009, respectively.  Restricted Stock awarded on April 2, 2007 will vest 1,000 shares, 1,000 shares and 2,000 shares on April 2, 2008, 2009 and 2010, respectively.  Restricted Stock awarded on April 1, 2008 will vest 1,250 shares, 1,250 shares and 2,500 shares on April 1, 2009, 2010 and 2011, respectively.

Option Exercises and Stock Vested

The following table provides information regarding the exercise of options and vesting of shares of restricted stock held by the named executive officers during the year ended December 31, 2008.

	Option Awards (a)		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (b)
David D. Smith	—	$—	—	$—
David B. Amy	—	—	5,500	49,250
Steven M. Marks	—	—	5,500	49,250
Barry M. Faber	—	—	3,750	33,588
Lucy A. Rutishauser	—	—	1,500	13,435

(a)          There were no option exercises by the named executive officers in 2008.

(b)         Represents the total value realized upon the vesting of restricted shares using the average of the high and low prices of our common stock on the vesting dates.

Nonqualified Deferred Compensation for 2008

We adopted the Sinclair Broadcast Group, Inc. Executive Deferred Compensation Plan (the Plan) to allow eligible employees an opportunity to defer all or a portion of their compensation.  All named executive officers qualify for participation in the Plan.  Amounts deferred are invested at the direction of participants among a selection of investment vehicles offered by the Plan.  We do not make contributions on behalf of our named executive officers to the Plan.  There were no withdrawals or distributions by or to the named executive officers for the year ended December 31, 2008.

Upon termination or resignation, participants receive a lump sum payment from the plan within 30 days.  Upon retirement, participants may elect payment in a lump sum or five or ten year annual installments.  The Plan will automatically terminate upon a change in control of the Company unless the successor elects adoption of the Plan within 90 days from the effective date of the change of control.

The following table sets forth information regarding the Plan for each of the named executive officers for the year ended December 31, 2008.

Name	Executive Contribution in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
David D. Smith	$—	$—	$—
David B. Amy	65,500	(139,534)	190,955
Steven M. Marks	—	—	—
Barry M. Faber	21,875	(45,524)	65,711
Lucy A. Rutishauser	—	(168,796)	338,695

(a)          All contributions were also reported in the Salary column of the Summary Compensation Table for each named executive officer.

Potential Post-Employment Payments and Benefits

The following table sets forth the potential payments if termination of employment or a change in control for each named executive officer had occurred on December 31, 2008.

Benefits and Payments upon Termination	Termination without cause or for good reason		Termination with cause or for good reason	Change in control	Death or Disability
David D. Smith	$—		$—	$—	$—

David B. Amy
Severance Payment	$1,341,693	(a)	$—	$—	$49,693	(b)
Restricted stock (c)	—		—	103,850	103,850
Deferred Compensation plan (d)	190,955		190,955	190,955	190,955
Total	$1,532,648		$190,955	$294,805	$344,498

Steven M. Marks
Restricted stock (c)	$—		$—	$103,850	$103,850
Total	$—		$—	$103,850	$103,850

Barry M. Faber
Severance Payment	$671,069	(a)	$—	$—	$46,073	(b)
Restricted stock (c)	—		—	124,000	124,000
Deferred Compensation plan (d)	65,711		65,711	65,711	65,711
Total	$736,780		$65,711	$189,711	$235,784

Lucy A. Rutishauser
Restricted stock (c)	$—		$—	$27,900	$27,900
Deferred Compensation plan (d)	338,695		338,695	338,695	338,695
Total	$338,695		$338,695	$366,595	$366,595

(a)          Includes severance payment and accrued vacation as determined in accordance with employment agreement.  See Compensation Discussion and Analysis, Employment Agreements, for more information.

(b)         Includes accrued vacation as determined in accordance with employment agreement.  See Compensation Discussion and Analysis, Employment Agreements, for more information.

(c)          Based on closing market price of $3.10 per share on December 31, 2008.  Restricted stock immediately vests upon a change in control, death or disability, as defined in the LTIP.

(d)         Aggregate balance of employee amount held in plan on December 31, 2008.  See Nonqualified Deferred Compensation above, for further information.

Equity Compensation Plan Information

The equity compensation plan information as of December 31, 2008 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights)
Equity compensation plans approved by security holders	506,250	$12.45	11,201,759
Equity compensation plans not approved by security holders	—	—	—
Total	506,250	$12.45	11,201,759

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires our officers (as defined in the SEC regulations), directors and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Frederick G. Smith and Basil A. Thomas did not file reports on Form 4 (reporting purchases of stock) on a timely basis. Martin R. Leader, Barry M. Faber and Lucy A. Rutishauser did not file reports on Form 4 (reporting automatic reinvestment of quarterly cash dividends received) on a timely basis.  Barry M. Faber and Steven M. Marks did not file reports on Form 4 (reporting disposition of stock) on a timely basis.  David D. Smith did not file one report on Form 4 (reporting a grant of SARs) on a timely basis.  Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements except for the Forms 4 mentioned above.

RELATED PERSON TRANSACTIONS

In January 2007 we adopted a written related person transaction policy.  Our related person transaction policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, wherein the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest.  The Board of Directors has determined that certain transactions falling within the characteristics above do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not deemed to be related person transactions.

The Audit Committee of the Board of Directors reviews all related person transactions and may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.  The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the related person transaction are made.

Prior to the adoption of our related person transaction policy, consistent with the Nasdaq listing standards and the Audit Committee charter, the Audit Committee reviewed or approved all related person transactions requiring disclosure under SEC regulations to the extent such transactions were entered into or amended since February 2004.  Certain of the following transactions were not approved pursuant to the current related person transaction policy because they were entered into before the policy’s existence.

David, Frederick, J. Duncan and Robert Smith (collectively, the controlling shareholders) are brothers and hold substantially all of our Class B Common Stock.  During the year ended December 31, 2008, we engaged in the following transactions with them and/or entities in which they have substantial interests.

Cunningham Broadcasting Corporation.  Concurrently with our initial public offering, we acquired options from trusts established by Carolyn C. Smith, a parent of our controlling shareholders, for the benefit of her grandchildren that will grant us the right to acquire, subject to applicable FCC rules and regulations, 100% of the capital stock of Cunningham Broadcasting Corporation (Cunningham).  The Cunningham option exercise price is based on a formula that provides a 10% annual return to Cunningham.  Cunningham is the owner-operator and FCC licensee of: WNUV-TV, Baltimore, Maryland; WRGT-TV, Dayton, Ohio; WVAH-TV, Charleston, West Virginia; WTAT-TV, Charleston, South Carolina; WMYA-TV (formerly WBSC-TV), Anderson, South Carolina; and WTTE-TV, Columbus, Ohio.  The financial statements for Cunningham are included in our consolidated financial statements for all periods presented.

In addition to the option agreement, we entered into five-year LMA agreements (with five-year renewal terms at our option) with Cunningham pursuant to which we provide programming to Cunningham for airing on WNUV-TV, WRGT-TV, WVAH-TV, WTAT-TV, WMYA-TV and WTTE-TV.  In November 2008, we amended the terms of the LMA and option agreements.  The amendment includes a monthly payment of $50,000.  A portion of the monthly payment is allocated as a reduction to the Cunningham option exercise price.  In addition, the amendment includes an annual payment to Cunningham based on a percentage of each station’s broadcast cash flow.  During the year ended December 31, 2008, we made payments of $8.0 million to Cunningham under these LMA agreements. The amended LMA and option agreements have been approved pursuant to the current related person transaction policy.

Related Person Leases.  Certain assets used by us and our operating subsidiaries are leased from Cunningham Communications Inc., Keyser Investment Group, Gerstell Development Limited Partnership and Beaver Dam, LLC (entities owned by the controlling shareholders).  Lease payments made to these entities were $4.8 million for the year ended December 31, 2008.  We entered into a new lease agreement with Beaver Dam, LLC with an effective date of January 1, 2008, which replaced all prior leases with Beaver Dam, LLC.  The lease arrangement related to Beaver Dam, LLC and a lease agreement with Gerstell Development Limited Partnership for building space related to our Pittsburgh station have been approved pursuant to the current related person transaction policy.  No other lease agreements have been approved pursuant to the current related person transaction policy because they were entered into before the policy was adopted.

Sinclair Communications, LLC (Sinclair Communications), our subsidiary, and Cunningham Communications, Inc. (Cunningham Communications) originally entered into a Lease Agreement (the Lease) in July 1998, which has been amended from time to time.  Cunningham Communications is owned by our controlling shareholders.  The Lease covers tower and building space at one location.  On October 11, 2007, Sinclair Communications and Cunningham Communications amended the Lease, effective July 1, 2007, to allow Sinclair Communications to lease tower and building space utilized for digital television transmission.  In addition the monthly rent increased in July of 2008 to $62,805.  Aggregate lease payments under the Lease for the year ended December 31, 2008 were $0.8 million. The Lease has been approved pursuant to the current related person transaction policy.

Bay TV.  In January 1999, we entered into a local marketing agreement (LMA) with Bay Television, Inc. (Bay TV), which owns the television station WTTA-TV in Tampa, Florida.  Our controlling shareholders own a substantial portion of the equity of Bay TV.  The LMA provides that we deliver television programming to Bay TV, which broadcasts the programming in return for a monthly fee to Bay TV of $143,500.  We must also make an annual payment equal to 50% of the adjusted annual broadcast cash flow of the station (as defined in the LMA) that is in excess of $1.7 million.  The additional payment is reduced by 50% of the adjusted broadcast cash flow of the station that was below zero in prior calendar years until that amount is recaptured.  An additional payment of $1.5 million was made during the year ended December 31, 2008, related to the excess adjusted broadcast cash flow for the prior years.  Lease payments made to Bay TV were $1.7 million for the year ended December 31, 2008.  We received $0.5 million for the year ended December 31, 2008 from Bay TV for certain equipment leases.  The LMA with Bay TV was not approved pursuant to the current related person transaction policy because it was entered into before the policy was adopted.

Atlantic Automotive Corporation.  We sold advertising time to and purchased vehicles and related vehicle services from Atlantic Automotive Corporation (Atlantic Automotive), a holding company that owns automobile dealerships and a leasing company.  David D. Smith, our President and Chief Executive Officer, has a controlling interest in Atlantic Automotive and is a member of the Board of Directors.  Our stations in Baltimore, Maryland and Norfolk, Virginia received payments for advertising time totaling $0.6 million during the year ended December 31, 2008.  We paid $0.9 million for vehicles and related vehicle services from Atlantic Automotive during the year ended December 31, 2008.  Arrangements with Atlantic Automotive have been approved pursuant to the current related person transaction policy.

Allegiance Capital.  In August 1999, we made an investment in Allegiance Capital Limited Partnership (Allegiance), a small business investment company.  Our controlling shareholders and our Chief Financial Officer and Executive Vice President are also investors in Allegiance, along with Allegiance Capital Management Corporation (ACMC), the general partner.  ACMC controls all decision making, investing and management of operations of Allegiance in exchange for a monthly management fee based on actual expenses incurred which currently averages approximately $0.1 million and which is paid by the limited partners.  During 2008, Allegiance did not make any distributions to us.  We did not make any contributions into Allegiance during 2008.  As of December 31, 2008, our remaining unfunded commitment was $5.3 million.  Arrangements with Allegiance Capital have not been approved pursuant to the current related person transaction policy because they were entered into before the policy was adopted.

Thomas & Libowitz P.A.  Basil A. Thomas, a member of our Board of Directors, is the father of Steven A. Thomas, a partner and founder of Thomas & Libowitz.  We paid fees of $1.0 million to Thomas & Libowitz during 2008.  Transactions with Thomas & Libowitz P.A. discussed in this paragraph have been approved pursuant to the current related person transaction policy.

Charter Aircraft.  From time to time, we charter aircraft owned by certain controlling shareholders.  We incurred $0.1 million related to these arrangements during the year ended December 31, 2008.  Charters have been approved pursuant to the current related person transaction policy

Other Leases.  In September 2008, AP Management Company, the management company of Patriot Capital II, L.P., a small business investment company in which we have made investments, entered into a five year office lease agreement with Skylar Development LLC, a subsidiary of one of our real estate ventures.  The Lease has been approved pursuant to the current related person transaction policy.

Other.  One of our controlling shareholders, Frederick Smith, holds an investment in Patriot Capital II, L.P.  Qualified employees, directors and officers have been approved to invest in entities we have an interest in pursuant to the current related person transaction policy.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers (including our chief executive officer, chief financial officer, chief accounting officer and corporate controller and any person performing similar functions) and employees.  We have made the Code of Business Conduct and Ethics available on our website at www.sbgi.net.  We will disclose promptly any waiver from or amendment to the Code of Business Conduct and Ethics for our executive officers or directors as required by law, SEC regulations or Nasdaq listing standards, by posting such disclosure on our website.

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Audit Committee has received from Sinclair’s independent registered public accounting firm, Ernst & Young LLP (E&Y), written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, regarding E&Y’s independence, including communications between E&Y and us regarding E&Y’s independence, and has discussed with E&Y its independence. The Audit Committee has discussed whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. E&Y has stated that it believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurs, and has approved all non-audit services provided by E&Y in 2008. The Audit Committee also has discussed with E&Y the matters required to be discussed by Statements on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, “Communication with Audit Committees” and No. 90, “Audit Committee Communications” including the selection of and changes in Sinclair’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates and the disclosures included in the financial statements.

The Audit Committee met with management and representatives of E&Y in connection with E&Y’s audit of Sinclair’s consolidated financial statements and related schedule for the year ended December 31, 2008, and reviewed and discussed such financial statements with management.  The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Sinclair’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Sinclair’s internal control over financial reporting.  Based on such review and discussion with management, and based on the Audit Committee’s reviews and discussions with E&Y regarding its independence and the matters required to be discussed under Statement on Auditing Standards No. 61 and No. 90, the Audit Committee recommended to the Board of Directors that the audited financial statements and related schedule and management’s assessment of the effectiveness of Sinclair’s internal control over financial reporting be included in Sinclair’s Annual Report on Form 10-K and the Board has approved that recommendation.

The Audit Committee has reviewed and discussed the fees paid to E&Y during the last year for audit and non-audit services, which are set forth in the proxy statement under “Disclosure of Fees Charged by Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services are compatible with E&Y’s independence.

Audit Committee

Lawrence E. McCanna, Chairman
Daniel C. Keith
Martin R. Leader

Disclosure of Fees Charged by Independent Registered Public Accounting Firm

The following summarizes the fees charged by Ernst & Young LLP for certain services rendered to us during 2008 and 2007:

Audit Fees.  Fees paid to Ernst & Young LLP for the 2008 and 2007 calendar year audit of our annual financial statements, audit of management’s assessment of internal controls over financial reporting and the effectiveness of internal control over financial reporting and the reviews of the financial statements included in the 2008 Forms 10-Q were $1,300,752 and $1,191,562, respectively.

Audit-Related Fees.  Fees include accounting consultations, debt offering assistance, SEC consulting fees and Sarbanes-Oxley consulting fees totaling $473,364 and $200,389 paid to Ernst & Young LLP for the year ended December 31, 2008 and 2007, respectively.

Tax Fees.  Tax fees billed to us through December 31, 2008 and 2007 were $240,203 and $114,387, respectively, paid to Ernst & Young LLP, which represented fees for tax planning and compliance services.

All Other Fees.  During 2008 and 2007, we did not incur any other fees.

All of the services described above were pre-approved by the Audit Committee.  None were approved pursuant to the waiver of pre-approval provisions set forth in Regulation S-X of the Securities and Exchange Commission.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

In May 2003, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent registered public accounting firm (the independent auditors) in order to ensure that the provision of such services does not impair the auditor’s independence.  Under this policy, which remains in effect, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter, along with a specified list of audit-related and tax services.  If any service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee and the independent auditor may not begin work on any engagement without confirmation of the Audit Committee pre-approval from the Chief Accounting Officer or his or her delegate.  In accordance with this policy, the Chairman of the Audit Committee has been authorized by the Committee to pre-approve any audit-related, tax or other permissible non-audit service engagements of the independent auditors.

SHAREHOLDER PROPOSALS

If you intend to propose any matter for action at our 2010 annual meeting of shareholders, you must submit your proposal to the Secretary of Sinclair at 10706 Beaver Dam Road, Hunt Valley,  Maryland 21030 not later than December 22, 2009 at 5:00 p.m. Eastern Standard Time.  Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2010 annual meeting.  The proxy for the 2010 annual meeting will grant discretionary authority to vote with regard to shareholder proposals not included in our proxy materials unless (a) notice is received by March 7, 2010 and (b) the conditions set forth in Rule 14 a-4 (c)(2)(i)-(iii) under the Securities Exchange Act of 1934 are met.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland

April 20, 2009

ANNUAL MEETING OF STOCKHOLDERS OF SINCLAIR BROADCAST GROUP, INC. June 4, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, 2008 annual report to stockholders and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of eight directors for a term expiring in 2010 as set forth in the proxy statement O David D. Smith Frederick G. Smith J. Duncan Smith Robert E. Smith Basil A. Thomas Lawrence E. McCanna Daniel C. Keith Martin R. Leader 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2009. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees for director, FOR each of the other proposals, and in accordance with proxies’ discretion on any other business that may properly come before the meeting to the extent permitted by law. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20830000000000000000 4 060409 TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

SINCLAIR BROADCAST GROUP, INC. PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF JUNE 4, 2009 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2. The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 4, 2009 at the Company’s corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time. (Not valid unless dated and signed on the reverse side) COMMENTS: 1

ANNUAL MEETING OF STOCKHOLDERS OF SINCLAIR BROADCAST GROUP, INC. June 4, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, 2008 annual report to stockholders and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of eight directors for a term expiring in 2010 as set forth in the proxy statement David D. Smith Frederick G. Smith J. Duncan Smith Robert E. Smith Basil A. Thomas Lawrence E. McCanna Daniel C. Keith Martin R. Leader 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2009. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees for director, FOR each of the other proposals, and in accordance with proxies’ discretion on any other business that may properly come before the meeting to the extent permitted by law. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20830000000000000000 4 060409 TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

SINCLAIR BROADCAST GROUP, INC. PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF JUNE 4, 2009 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2. The undersigned hereby authorizes and directs Massachusets Mutual Life Insurance Company, as trustee (the “Trustee”) of Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan, to vote as proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the “Company”) to be held on June 4, 2009 at the Company’s corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment thereof, all shares of common stock of the Company allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee’s discretion on any other matters that may properly come before the meeting or any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated April 20, 2009. THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES. PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Not valid unless dated and signed on the reverse side) COMMENTS: 1